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                        Report of Independent Accountants



To the Trustees and Shareholders of
J.P. Morgan Institutional Federal Money Market Fund
J.P. Morgan Institutional Service Federal Money Market Fund J.P. Morgan Institutional Treasury Money Market Fund
J.P. Morgan Institutional Service Treasury Money Market Fund J.P. Morgan Treasury Money Market Reserves Fund
J.P. Morgan Institutional Short Term Bond Fund
J.P. Morgan Institutional Bond Fund
J.P. Morgan Institutional Bond Fund - Ultra
J.P. Morgan Institutional International Equity Fund
J.P. Morgan Institutional Emerging Markets Equity Fund and J.P. Morgan Institutional Global Strategic Income Fund


In planning and performing our audit of the financial statements of J.P. Morgan Institutional Federal Money Market Fund, J.P. Morgan Institutional Service Federal Money Market Fund, J.P. Morgan Institutional Treasury Money Market Fund, J.P. Morgan Institutional Service Treasury Money Market Fund, J.P. Morgan Treasury Money Market Reserves Fund, J.P. Morgan Institutional Short Term Bond Fund, J.P. Morgan Institutional Bond Fund, J.P. Morgan Institutional Bond Fund - Ultra, J.P. Morgan Institutional International Equity Fund, J.P. Morgan Institutional Emerging Markets Equity Fund and J.P. Morgan Institutional Global Strategic Income Fund (the "Funds") for the year ended October 31, 1999, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 1999.

This report is intended solely for the information and use of the Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




December 17, 1999